                                                                    EXHIBIT 10.6

                 TERMS OF EMPLOYMENT AGREEMENT WITH KEVIN SMITH
                            EFFECTIVE JANUARY 4, 2002


         Your salary for this position (Vice President of Sales and Marketing) will be paid at the rate of $2,980.77 per pay period (which is equivalent to an annual base salary of $155,000 per year), in accordance with the weekly payment schedule now being used by the Company. At the end of each calendar year, the Board of Directors, or its designee, may, in their sole discretion, award you a bonus based upon your individual performance and the Company's performance during the immediately preceding calendar year.

         You will be eligible upon the inception of your employment to participate in the employee benefit plans that the Company offers to other full-time employees, including its health and dental insurance plans, subject to the same cost-sharing and co-payment provisions, where applicable. Descriptions of the benefit plans currently being offered are available in our Human Resources Department. These plans may, from time to time, be amended or terminated by the Company in its sole discretion with or without prior notice. Lannett also will provide you during your employment with a laptop computer, and a $750 net monthly allowance for a car. Lannett currently has an Incentive Stock Option Plan in place for its employees. At this time, you will be offered stock options representing 10,000 shares of Lannett's common stock (the only class of stock). The options will be granted to you on the date of hire. The terms of the option grant will include a tiered vesting schedule of 3 years. One third of the options will be vested after one year of employment, another third after two years, and the final third after three years. The exercise price of the grant will be the Fair Market Value of the stock at the time of the grant. The process for granting additional options under the Plan is currently under review, and we anticipate that this review will be completed within the next several months. The revised Plan feature will allow for additional option shares to be granted to all employees annually if certain operational and financial gains are made. At such time as this review is completed, you will be eligible to participate in it through the exercise of those options that the Board of Directors of Lannett, in its sole discretion, grants to you. Your participation, in terms of the number of shares granted, will be commensurate with what other department directors and executives receive. Your vesting and exercise rights as to such options, including your rights upon the termination of your employment, will be governed by the terms of the Lannett stock option plan then in effect or as subsequently amended from time to time.

         Should Lannett terminate your employment other than "for cause" (as defined below), you will be eligible for severance compensation in an amount to be determined by Lannett, but not less than six (6) months of your base salary at the time of termination, which will be no less than six (6) months of your original base salary of $155,000. Lannett will cause any successor or assignee to honor this severance provision. For purposes hereof, "for cause" is defined to include engaging in business practices which create a conflict of interest, fraud, malfeasance, criminal behavior, and willful conduct in violation of Lannett's Non-Harassment Policy. If the Company is sold during your employment, and the organization that takes control of the Board of Directors terminates your employment, you will be eligible for severance compensation in an amount equal to one year of your current base salary at the time of termination, which will be no less than your original base salary of $155,000. In this scenario, you will also be eligible to continue your participation in the Company's medical benefit plans, at no cost to you, for up to one year. Additionally, all option grants issued to you, whether they are vested or unvested, will become immediately vested for your benefit. If the Company is sold during your employment, and the organization that takes control of the Board of Directors desires to continue your employment, regardless of whether you remain with the buying organization or not, you will be paid an amount equal to six months of your current base salary at the time of the sale transaction for the Company, which will be no less than six (6) months of your original base salary of $155,000.

         It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. Nothing in the Company's offer to you of compensation (including salary and bonus), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship. In addition, the Company reserves the right to periodically review the salary, bonus and benefits it offers to you and to adjust them from time to time in its sole discretion.